Exhibit 99.1

Financial Report

January - March 2009

Sales and EBIT in line with Guidance

Cash Flow better than Expected

(Stockholm, April 21, 2009) – – – For the three-month period ended March 31, 2009, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – reported a decline in consolidated net sales of 49% to $927 million including an organic sales decline of 40% compared to the same quarter 2008 due to a 45% drop in North American and West European light vehicle production. The Company reported an operating loss of $73 million and a negative operating margin of 7.8% before severance and other restructuring costs (non-U.S. GAAP measure, see enclosed table).

The Company therefore managed to offset this larger-than-expected drop in light vehicle production and reached its guidance from February. This was thanks to more aggressive cost reduction measures, including an additional headcount reduction of nearly 4,000 during the quarter and nearly 10,000 or 23% since last summer.

The negative cash flow from operations was limited to $9 million, and to $45 million after investing activities. This better-than-expected outcome reflects significant inventory and capital expenditure reductions. At the end of the quarter, Autoliv improved its financial position by raising $377 million, net in equity and equity units.

Including severance and restructuring cost of $16 million, the Company reported an operating loss of $89 million, a loss before taxes of $104 million, a net loss of $64 million and loss per share of $0.90.

For the second quarter of 2009, the Company expects a decline in consolidated net sales in the range of 40-45% with organic sales declining by more than 30% and a negative operating margin of less than 3% excluding restructuring costs and major customer defaults.

An earnings conference call will be held at 3:00 p.m. (CET) today April 21. To listen in, call (in Europe) +44-203-003-2665 and (in the U.S.) +1-866-966-5335 or access www.autoliv.com under “News/Calendar”.

1st quarter 2009

Market Overview

During the three-month period January - March 2009, global light vehicle production (LVP) is estimated by CSM and J.D. Power to have declined by 36% while LVP in the Triad (i.e. North America, Europe and Japan), where Autoliv generates close to 90% of its sales, dropped by approximately 45% compared to the same quarter 2008.

In Europe (including Eastern Europe), where Autoliv derives more than half of its revenues, LVP is estimated to have dropped by almost 41%. In Eastern Europe the drop is estimated to have been even more precipitous. The overall European LVP ended 6 percentage points worse than expected in late February when Autoliv updated its guidance.

In North America, which accounts for almost one quarter of consolidated revenues, LVP dropped by 51%. Production cuts for passenger cars were as severe as for light trucks. Ford cut their production by 49%, Chrysler by 55% and GM by 59%. Asian and European vehicle manufacturers combined reduced their production in the region by 45%.

In Japan, which accounts for about one tenth of Autoliv’s consolidated sales, LVP was reduced by 48%. This reduction affected particularly the manufacturing levels for vehicles with higher safety content, for instance, vehicles for export to markets in North America and Western Europe.

In the Rest of the World (RoW), which accounts for more than one tenth of sales, LVP declined by 15%, which was 4 percentage points less than expected due to a 12 percentage points lower decline than expected in China and an 11 percentage point lower decline in India. However, for the important Korean market where the average safety content per vehicle is higher than in India and China, the LVP decline was worse than expected.

Autoliv’s market is driven not only by LVP but also by vehicles being equipped with more safety systems in response to new crash-test programs and regulations. For instance, in February a more stringent crash-test rating program started to be phased-in by the Euro NCAP. In the U.S., a similar revision of NHTSA’s crash-test rating program has been finalized and will be implemented by the fall of 2010. In Brazil, a new law was recently adopted that will mandate frontal airbags starting in 2014.

Consolidated Sales

Consolidated net sales declined by 49% to $927 million compared to the same quarter 2008. Currency effects reduced sales by nearly 10%. The effect of acquisitions was immaterial. Consequently, organic sales (i.e. sales excluding currency effects, and acquisitions/divestitures; non-U.S. GAAP measure, see enclosed table) declined by 40%. This was in line with expectations despite the fact that light vehicle production in Western Europe and North America combined fell by 45% which was 3 percentage points more than expected in February. This reflects a better sales mix than expected in our main markets and the revitalized light vehicle production in China and India.

Autoliv performance was better than light vehicle production in North America and Europe. This was mainly due to new business and the launch of a number of new vehicle models (see Sales by Region).

Sales by Product

Sales of airbag products (including steering wheels and electronics) decreased by slightly more than 49% to $587 million. Excluding negative currency effects of 8% and a small effect from a newly acquired radar business (see Significant Events), organic sales declined by close to 42% compared to the 45% decline in LVP in the Triad, i.e. the dominant markets for airbags. Autoliv’s performance was due to new business with Ford, Volkswagen, and Toyota (see Sales by Region).

Sales of seatbelt products (including seat sub-systems) dropped by 49% to $340 million. Excluding negative currency effects of 12%, organic sales declined by 37%, which was virtually in line with the overall decline in global light vehicle production.

Sales by Region

Sales from Autoliv’s European companies declined by 52% to $499 million. Excluding negative currency effects of 15% and a positive effect from the acquired radar business of less than 1%, organic sales declined by 37% compared to the 41% decline in European light vehicle production. Autoliv’s better performance than the market was due to new business for Opel’s Insignia, and Volkswagen’s Scirocco and Passat CC. It was also due to Fiat’s 500 and Grande Punto; and Volkswagen’s new Golf which benefited from the current strong trend towards smaller cars.

Sales from Autoliv’s North American companies dropped by 49% to $204 million. Excluding negative currency effect of 5% from a weaker Mexican peso and a small effect from the acquired radar business, organic sales declined by 44% compared to the 51% drop in North American light vehicle production. Autoliv’s better performance than the market was primarily due to new business for Ford’s new F-series; Chrysler’s Dodge Ram and Toyota’s Rav4.

Sales from Autoliv’s companies in Japan declined by 57% to $85 million. Excluding favorable currency effects of 13%, organic sales declined by 70%. This was primarily due to the 48% decrease in Japanese LVP. Autoliv’s sales were also affected by the fact that production declined the most for premium cars, SUVs and other vehicles with high safety content for export to North America and Western Europe. This was evidenced by the fact that organic sales of curtain airbags declined by 71% despite new curtain business for Honda’s Odyssey, Mitsubishi’s Montero Sport and Toyota’s Alphard.

Sales from Autoliv’s companies in the Rest of the World (RoW) declined by 32% to $139 million. Excluding negative currency effects of 14%, organic sales declined by 18% which was 3 percentage points more than the decline in the Region’s LVP due to especially severe production cuts, particularly in Korea, for vehicles with high safety content for the export markets in North America, Western Europe and Japan. The decline in organic sales was less for seatbelts than for airbags as a result of a recovery in light vehicle production in China and India towards the end of the quarter, spearheaded by new business in China for Great Wall’s Cool Bear and Florid; Buick’s Regal; Chevrolet’s Cruze; and Nissan’s XTrail, and in India by new business for Suzuki’s Alto.

Earnings

Despite the drop of almost 50% in sales, Autoliv managed to reach a gross profit of $80 million and a gross margin of 8.7%. This was due to a reduction in production overhead costs by 26%. As a result, the Company managed to offset a significant portion of the negative effects from the dramatic drops in light vehicle production.

Operating income declined by $216 million to a loss of $89 million and operating margin to (9.6%) from 7.0% in 2008. Operating loss and margins were affected by lower gross profit as well as by severance and restructuring costs that were $15 million higher than in the same quarter 2008. Selling, general and administrative expense declined by 30%, of which 20% or $21 million was due to cost savings and 10% to currency effects. Research, development and engineering expense, net declined by 33%, of which 9% was due to currency effects and 24% or $27 million was due to higher engineering income and the Company’s cost savings actions. On a comparable basis, i.e. excluding severance and restructuring costs of $16 million in the first quarter 2009 and less than $1 million in the same quarter 2008, operating income declined to a loss of $73 million from a profit of $128 million and operating margin to (7.8%) from 7.0% (non-U.S GAAP measures, see enclosed table). This decline of approximately $200 million in operating income was $69 million less than the decline in gross profit thanks to the Company’s action program and other cost savings activities that resulted in the above-mentioned reductions in SG&A and RD&E expenses. Including production overhead, overhead costs were $140 million or 28% lower than in the same quarter 2008.

Income before taxes declined by $217 million to a loss of $104 million primarily due to the operating loss. Interest expense net stood virtually unchanged at $15 million.

Net income declined by $148 million to a loss of $64 million. Income taxes were a benefit of $39 million including $4 million from discrete items. The favorable tax effect was also due to the fact that the Company expects to be able to utilize current-year losses arising at historically profitable companies by receiving either refunds of prior-year taxes or deductions against future profits.

Earnings per share declined to a loss of $0.90 from a profit of $1.11 for the same quarter 2008. On a comparable basis, i.e. excluding severance and restructuring costs that accounted for 15 cents of the decline, earnings per share decreased by $1.86 to a loss of $0.75. The average number of shares outstanding decreased by 4% to 70.5 million without dilution from the same quarter 2008.

Cash Flow and Balance Sheet

For the first time in the Company’s history, operations did not generate a positive cash flow. This was due to the unprecedented challenges in the automotive industry. However, the Company’s negative cash flow was limited to $9 million, primarily thanks to a $113 million reduction in inventories. The negative cash flow was due to exceptionally low sales around year-end 2008 caused by the standstills in many vehicle plants in December and January.

Cash flow before financing was negative $45 million including $3 million, net from acquisitions and other. Capital expenditures, net were cut by half to $34 million from $77 million for the previous quarter and reduced from $59 million for the first quarter 2008. For the first quarter 2009, capital expenditures were $37 million less than depreciation and amortization.

Autoliv has a target that working capital should not exceed 10% of latest 12-month sales. This ratio improved to 9.0% from 9.5% a year ago but increased from the exceptionally low level of 8.0% at the end of previous quarter.

In relation to days sales outstanding, receivables increased to 75 days from 60 during the quarter and from 67 days a year ago despite lower receivables. Days inventory on-hand increased to 53 from 33 days a year ago and from 47 during the quarter despite lower inventories.

At the end of March, Autoliv raised $222 million, net in equity through the sale of treasury shares. Concurrently, the Company also raised $155 million, net through the sale of equity units (see Significant Events below). As a result, net debt decreased to $1,010 million as of March 31 from $1,195 million at the end of previous quarter. However, gross interest-bearing debt increased temporarily by $285 million to $1,956 million at the end of the quarter and then declined on April 3, when Autoliv repaid $300 million, net that the Company had drawn down in October from its Revolving Credit Facility (RCF) as a precautionary measure in response to the credit crisis.

On March 9, $300 million was drawn from the RCF for up-coming debt maturities in March and April and as a precautionary measure. Remaining capital market debt maturities for the rest of the year then amount to $187 million. Today on April 21, $500 million of the $1.1 billion RCF is utilized.

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. On March 31, these ratios were 2.3 and 1.9, respectively. Leverage ratio is measured as net debt (in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and interest coverage as Operating income (excluding amortization of intangibles) in relation to interest expense, net. This net debt measure includes pension liabilities but excludes the debt from the equity units since these funds are regarded as equity by the credit rating agencies due to the fact that the purchase contracts of the equity units are binding and not revocable. Net debt to capitalization ratio was reduced to 31% from 36% at the end of the previous quarter.

Total equity increased by $112 million to $2,286 million as a result of the sale of treasury shares and share purchase contracts for $236 million, net and by $1 million from common stock incentives. Equity was negatively impacted by $64 million from the net loss, by $51 million from negative currency effects and $10 million from acquiring the minority interest in NHA (see Significant Events).

Launches in the 1stQuarter

•	BMW’s new Mini convertible; Frontal airbags, steering wheel, side airbags, seatbelts with pretensioners, and safety electronics

•	Daewoo’s new Lacetti; Passenger airbag, inflatable curtains, side airbags, seatbelts with pretensioners, and safety electronics

•	Mercedes’new E Class; Inflatable curtains, side airbags, active seatbelts with pretensioners, and warning/collision avoidance radar

•	Renault’s new Mégane Scenic; Frontal airbags, steering wheel, inflatable curtains, side airbags, seatbelts with pretensioners, and safety electronics

•	Volkswagen’s new Golf Plus; Passenger airbag, inflatable curtains, and seatbelts with pretensioners

•	Toyota’s new Prius; Inflatable curtains

•	Toyota’s new Rav4; Inflatable curtains

•	Toyota’s new Corolla Verso; Driver airbag with steering wheel, inflatable curtains, side airbags, and seatbelts

Q1 – Report 2009

Headcount

Total headcount (permanent and temporary employees) was reduced by 3,724 during the quarter to approximately 33,600, despite the acquisition of EMT that added 245. Since July when the Company’s action program started, the gross reduction has been almost 10,000 heads or 23% of total headcount.

Of the headcount reductions during the quarter, 3,200 were permanent employees and 500 temporaries, while 2,200 were in low-cost countries and 1,500 in high-cost countries. As a result, 54% of total headcount are currently in LCC compared to 53% a year ago and 8% of total headcount corresponding to 2,800 people are temporary employees.

Outlook

The latest forecasts from J.D. Power and CSM indicate a decline during the second quarter 2009 of 28% in global (LVP) and of 35% in North American and West European LVP, where Autoliv generates more than 70% of its revenues. For the full year, these market institutes predict declines in LVP of 21% globally and of 30% in North America and in Western Europe combined.

Based primarily on these uncertain assumptions, organic sales during the second quarter and the full year are expected to continue to track or slightly outperform LVP in Western Europe and North America. Based on exchange rates at the middle of April, currency effects would be negative by slightly more than 10% for the second quarter and by 7% for the full year. Consequently, current assumptions indicate a consolidated sales decline in the range of 40-45% for the second quarter.

As in the previous quarters, Autoliv expects to continue to offset a significant portion of the impact of this expected sales decline. Operating margin for the second quarter is therefore expected to be negative by less than 3%, excluding restructuring costs and major customer defaults.

During the rest of the year, actions taken already and any additional actions should generate increasingly greater cost savings. Autoliv should also benefit increasingly from lower commodity costs, given current raw material price levels. Additionally, LVP levels during the first six months of the year are affected by substantial inventory reductions. Provided that these trends and assumptions prevail, it could be possible to report a positive operating income excluding restructuring costs later in the year, and potentially even for the full year 2009. Currently, restructuring costs are expected to remain at the same level as in 2008.

The projected effective tax for the remainder of the year is estimated to be a benefit in the region of 30%, excluding discrete tax items.

Other Significant Events

•

At the end of March, Autoliv raised $377 million, net in equity and equity units to improve the Company’s financial flexibility, defend the Company’s credit rating and to provide resources for “bolt-on” acquisitions and industry consolidation activities. As a result, the number of shares outstanding increased as of March 30 to 85.1 million through the sale of 14.7 million treasury shares. The number of shares outstanding will be further increased on April 30, 2012 from the sale in March this year of equity units consisting of non-revocable share purchase contracts which are currently expected to increase the number of shares outstanding by 8.6 million to 10.3 million shares. The exact number of shares from the contracts will depend on the average stock price shortly before that Purchase Contract Settlement Date. Until this date, the additional number of shares assumed in calculating earnings per share is expected to vary within a range of 0-6 million. The equity units also consist of notes payable in 2014 and are listed on the New York Stock Exchange under the symbol ALV.PrZ.

•

Effective September 2008, Autoliv acquired the automotive radar sensor business of Tyco Electronics. In January 2009, Autoliv acquired the assets in the steel stamping supplier EMT. The purchase price was one Euro, but the purchase agreement also included restructuring costs amounting to $3 million. The acquisition did not have any material impact on Autoliv’s sales. Autoliv has also acquired the remaining 30% of the shares in its NHA seatbelt company in Nanjing, China.

Annual General Meeting of Shareholders

The 2009 Shareholders Meeting will be held in Chicago on May 6. Holders of record at the close of business on March 9 are entitled to be present and vote at the Meeting. A Notice of Internet Availability of Proxy Material has been mailed to shareholders in the last week of March.

Next Report

Autoliv intends to publish the quarterly report for the second quarter 2009 on Tuesday July 21.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicity any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com

Q1 – Report 2009

KEY RATIOS

	Quarter January – March		Latest 12 months April 08- March 09	Full year 2008
	2009	2008
(Loss)/Earnings per share 1)	$(0.90)	$1.11	$0.28	$2.28
Total parent shareholders’ equity per share	26.34	32.96	26.34	30.11
Cash dividend paid per share	0.21	0.39	1.42	1.60
Operating working capital, $ in millions 2)	501	656	501	518
Capital employed, $ in millions [1]1,12)	3,297	3,667	3,297	3,369
Net debt, $ in millions 2)	1,010	1,213	1,010	1,195
Net debt to capitalization, % 3)	31	33	31	36

Gross margin, % 4)	8.7	19.1	15.3	17.4
Operating margin, % 5)	(9.6)	7.0	1.6	4.7

Return on total equity, % 6, 12)	(11.5)	13.9	1.1	7.3
Return on capital employed, % 7, 12)	(10.5)	14.3	2.7	8.7

Average no. of shares in millions 1)	70.5	73.7	71.3	72.1
No. of shares at period-end in millions 8)	85.1	72.7	85.1	70.3
No. of employees at period-end	30,800	36,100	30,800	34,000
Headcount at period-end	33,600	43,000	33,600	37,300
Days receivables outstanding 9)	75	67	54	49
Days inventory outstanding 10)	53	33	37	39

1) Assuming dilution and net of treasury shares except first quarter 2009 without dilution. The difference between basic and dilutive per share amounts is less than one percent for each period. 2) Non-GAAP measure; for reconciliation see tables below. 3) Net debt in relation to net debt and total equity. 4) Gross profit relative to sales. 5) Operating income/(loss) relative to sales. 6) Net income/(loss) relative to average total equity. 7) Operating income/(loss) and equity in earnings of affiliates, relative to average capital employed. 8) Excluding dilution and net of treasury shares. 9) Outstanding receivables relative to average daily sales. 10) Outstanding inventory relative to average daily sales. 11) Total Equity and Net debt. 12) 2008 key ratios adjusted in accordance with FAS-160, adopted on January 1, 2009.

Q1 – Report 2009

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per share data)

	Quarter January – March		Latest 12 months April 08- March 09	Full year 2008
	2009	2008
Net sales
- Airbag products	$586.5	$1,159.4	$3,557.4	$4,130.3
- Seatbelt products	340.2	668.3	2,014.8	2,342.9

Total net sales	926.7	1,827.7	5,572.2	6,473.2

Cost of sales	(846.4)	(1,478.1)	(4,717.3)	(5,349.0)

Gross profit	80.3	349.6	854.9	1,124.2

Selling, general & administrative expenses	(72.0)	(102.9)	(323.4)	(354.3)
Research, development & engineering expenses	(75.2)	(112.9)	(329.5)	(367.2)
Amortization of intangibles	(5.8)	(6.2)	(23.2)	(23.6)
Other income (expense), net	(16.0)	(0.3)	(88.3)	(72.6)

Operating (loss)/income	(88.7)	127.3	90.5	306.5

Equity in earnings of affiliates	0.9	1.1	3.7	3.9
Interest income	2.9	1.6	14.1	12.8
Interest expense	(18.4)	(16.3)	(75.0)	(72.9)
Other financial items, net	(0.2)	(0.2)	(1.6)	(1.6)

(Loss)/income before income taxes	(103.5)	113.5	31.7	248.7

Income taxes	39.4	(30.0)	(6.9)	(76.3)

Net (loss)/income	$(64.1)	$83.5	$24.8	$172.4

Net (loss)/income attributable to non-controlling interest	0.7	(2.0)	(5.0)	(7.7)
Net (loss)/income attributable to controlling interest	$(63.4)	$81.5	$19.8	$164.7
(Loss)/Earnings per share 1)	$(0.90)	$1.11	$0.28	$2.28

1) Assuming dilution and net of treasury shares except first quarter 2009 without dilution. The difference between basic and dilutive per share amounts is less than one percent for each period.

Q1 – Report 2009

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	March 31 2009	December 31 2008	September 30 2008	June 30 2008	March 31 2008
Assets
Cash & cash equivalents	$935.4	$488.6	$213.6	$127.1	$226.4
Receivables	771.7	838.5	1,226.5	1,408.2	1,370.9
Inventories	456.2	592.4	653.8	649.5	607.0
Other current assets	207.8	166.8	155.7	165.8	174.3

Total current assets	2,371.1	2,086.3	2,249.6	2,350.6	2,378.6

Property, plant & equipment, net	1,092.9	1,158.2	1,222.4	1,291.0	1,297.5
Investments and other non-current assets	220.7	215.9	192.0	197.8	203.1
Goodwill assets	1,600.5	1,607.8	1,623.0	1,613.1	1,617.5
Intangible assets, net	134.0	137.4	138.9	136.4	142.8

Total assets	$5,419.2	$5,205.6	$5,425.9	$5,588.9	$5,639.5

Liabilities and equity
Short-term debt	$207.8	$270.0	$377.3	$583.6	$569.2
Accounts payable	438.1	613.4	777.2	936.8	914.6
Other current liabilities	498.9	497.3	639.6	645.5	608.3

Total current liabilities	1,144.8	1,380.7	1,794.1	2,165.9	2,092.1

Long-term debt	1,748.1	1,401.1	1,121.7	752.4	891.4
Pension liability	109.4	111.0	52.3	60.8	63.7
Other non-current liabilities	130.7	139.0	136.1	137.3	138.3

Total non-current liabilities	1,988.2	1,651.1	1,310.1	950.5	1,093.4

Total parent shareholders’ equity	2,241.5	2,116.5	2,265.3	2,416.0	2,396.2
Non-controlling interest	44.7	57.3	56.4	56.5	57.8

Total equity	2,286.2	2,173.8	2,321.7	2,472.5	2,454.0

Total liabilities and equity	$5,419.2	$5,205.6	$5,425.9	$5,588.9	$5,639.5

Q1 – Report 2009

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Quarter January - March		Latest 12 months April 08 – March 09	Full year 2008
	2009	2008
Net (loss)/income	$(64.1)	$83.5	$24.8	$172.4
Depreciation and amortization	71.0	84.4	333.5	346.9
Other	10.8	(1.4)	33.2	21.0
Changes in operating assets and liabilities	(26.5)	(1.6)	48.4	73.3

Net cash provided by operating activities	(8.8)	164.9	439.9	613.6

Capital expenditures, net	(33.7)	(58.9)	(253.9)	(279.1)
Acquisitions of businesses and other, net	(2.7)	(6.2)	(45.2)	(48.7)

Net cash used in investing activities	(36.4)	(65.1)	(299.1)	(327.8)

Net cash before financing 1)	(45.2)	99.8	140.8	285.8

Net increase (decrease) in short-term debt	(90.9)	228.9	(342.3)	(22.5)
Issuance of long-term debt	440.0	19.0	1,158.4	737.4
Repayments and other changes in long-term debt	(79.1)	(191.1)	(210.5)	(322.5)
Dividends paid	(14.8)	(28.7)	(101.3)	(115.2)
Shares repurchased	(0.0)	(63.2)	(110.3)	(173.5)
Common stock issue, net	238.6		238.6
Common stock options exercised	0.1	0.2	4.8	4.9
Other, net	(0.2)	(0.2)	(3.3)	(3.3)
Effect of exchange rate changes on cash	(1.7)	7.9	(65.9)	(56.3)

Increase (decrease) in cash and cash equivalents	446.8	72.6	709.0	334.8
Cash and cash equivalents at period-start	488.6	153.8	226.4	153.8

Cash and cash equivalents at period-end	$935.4	$226.4	$935.4	$488.6

1) Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q1 – Report 2009

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions to, financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

OPERATING WORKING CAPITAL

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	March 31 2009	December 31 2008	September 30 2008	June 30 2008	March 31 2008
Total current assets	$2,371.1	$2,086.3	$2,249.6	$2,350.6	$2,378.6
Total current liabilities	(1,144.8)	(1,380.7)	(1,794.1)	(2,165.9)	(2,092.1)

Working capital	1,226.3	705.6	455.5	184.7	286.5
Cash and cash equivalents	(935.4)	(488.6)	(213.6)	(127.1)	(226.4)
Short-term debt	207.8	270.0	377.3	583.6	569.2
Derivative asset and liability, current	2.6	15.9	(1.0)	(4.2)	(1.7)
Dividends payable	0.0	14.8	29.0	32.8	28.5

Operating working capital	$501.3	$517.7	$647.2	$669.8	$656.1

NET DEBT

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD’s in their analyses of the Company’s debt. This non-U.S. GAAP measure was used, for instance, in certain covenants for the Company’s Revolving Credit Facility when it still had covenants. By adjusting for DRD’s, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD’s reported in other balance sheet captions.

	March 31 2009	December 31 2008	September 30 2008	June 30 2008	March 31 2008
Short-term debt	$207.8	$270.0	$377.3	$583.6	$569.2
Long-term debt	1,748.1	1,401.1	1,121.7	752.4	891.4

Total debt	1,955.9	1,671.1	1,499.0	1,336.0	1,460.6
Cash and cash equivalents	(935.4)	(488.6)	(213.6)	(127.1)	(226.4)
Debt-related derivatives	(10.1)	12.8	(6.4)	(14.1)	(20.8)

Net debt	$1,010.4	$1,195.3	$1,279.0	$1,194.8	$1,213.4

Q1 – Report 2009

COMPONENTS IN SALES INCREASE/DECREASE

Since the Company generates more than 80% of sales in other currencies than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in total U.S. GAAP net sales.

Quarter January – March

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(37.4)	(384.5)	(44.0)	(175.0)	(69.5)	(135.9)	(17.8)	(36.6)	(40.0)	(732.0)
Currency effects	(14.5)	(149.7)	(4.9)	(19.7)	12.8	25.0	(14.5)	(29.9)	(9.6)	(174.3)
Acquisitions/divestitures	0.4	4.0	0.3	1.3	—	—	—	—	0.3	5.3
Reported change	(51.5)	(530.2)	(48.6)	(193.4)	(56.7)	(110.9)	(32.3)	(66.5)	(49.3)	(901.0)

ITEMS AFFECTING COMPARABILITY

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter January – March 2009			Quarter January – March 2008
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Gross profit	$80.3	—	$80.3	$350.1	(0.5)	$349.6
Gross margin, %	8.7	—	8.7	19.2	(0.1)	19.1
Operating (loss)/income	(72.7)	(16.0)	(88.7)	128.1	(0.8)	127.3
Operating margin, % 2)	(7.8)	(1.8)	(9.6)	7.0	(0.0)	7.0
(Loss)/income before taxes	(87.5)	(16.0)	(103.5)	114.3	(0.8)	113.5
Net (loss)/income	(53.5)	(10.6)	(64.1)	84.1	(0.6)	83.5
Capital employed	3,307	(10)	3,297	3,668	(1.0)	3,667
Return on capital employed, %	(8.5)	(2.0)	(10.5)	14.3	—	14.3
Return on equity, %	(9.5)	(2.0)	(11.5)	13.9	—	13.9
(Loss)/earnings per share 3)	(0.75)	(0.15)	(0.90)	1.11	—	1.11
Equity per share	$26.46	$(0.12)	$26.34	$32.97	$(0.01)	$32.96

1) Severance and restructuring. 2) Operating income relative to sales. 3) Assuming dilution and net of treasury shares except for first quarter 2009 without dilution. The difference between basic and dilutive per share amounts is less than one percent for each period.